Exhibit 99.2

CONFIDENTIAL

May 1,2007

Mr. Michael Vollkommer
10620 Oxford Mill Circle
Alpharetta, GA 30022

Dear Michael:

I am pleased to offer you the position of Executive Vice President & Chief Financial Officer for Mueller Water Products, Inc. In this position, you will be an officer of Mueller Water Products, Inc. and will report directly to me. Your position will be based in our new Atlanta, Georgia headquarters. This offer is contingent upon receiving satisfactory results from your pre-employment background investigation and drug screening and we reserve the right to rescind the offer based on the results of the investigation and screening.

It is anticipated that you will direct the efforts of the entire finance function within the company, and any other duties as may be assigned from time to time.

The following outlines the terms of your employment.

1.                                       Your compensation package will be as follows:

(a)                                  Your starting base salary will be $370,000 per year. Your salary and performance will be reviewed once per year at the Company’s annual common review date. Your anticipated start date is May 14, 2007.

(b)                                 You will participate in the Company Executive Incentive Plan (EIP) with an annual bonus target of 75%, based on your annual base salary. Your actual annual incentive payment will have a payout range of 0-200% of target. The amount of your incentive will fluctuate based upon actual performance under the Company’s Executive Incentive Plan as in effect from time to time. A bonus will not be paid or payable in the event you are not employed by the company on the day of payout. Your bonus for 2007 will be prorated based upon your first day of employment.

(c)                                  In addition, you will be eligible for the Company Stock Incentive plan, as it applies to other employees, as it may change from time to time. Equity will be awarded and priced at the time the Company normally distributes its grants to executives. The plan currently identifies your annual target equity at a Black Scholes valuation of $492,000; these targets are market based, are established by the Compensation Committee of the Board of Directors, and may change from time to time. All equity awards are granted at the discretion of the Compensation Committee.

(d)                                 On the day you officially join the company, you will receive a special equity grant valued at $750,000, given 66.7% in restricted stock which will cliff vest after three years and 33.3% in stock options which will vest one third per year over three years. The actual number of restricted shares and stock options will be based on a Black-Scholes valuation at the time of grant. If you leave the Company prior to vesting, any unvested restricted shares or stock options are forfeited.

(e)                                  You will receive four weeks annual vacation to be used in accordance with policy generally applicable to executives employed in the location in which you are primarily based as it may change from time to time.

(f)                                    You will have a change-in-control agreement which is attached.

(g)                                 You will also be eligible for a $1,800 a month car allowance.

2.                                       You will receive the following additional benefits:

•                                          Reimbursement for all reasonable and customay business-related travel and entestainment expenses in accordance with the terns of the policy generally applicable to the executives in the location in which you are primarily based, as it may change from time to time.

•                                          Participation in the group life and health insurance benefit programs, generally applicable to executives employed in the location in which you are primarily based, in accordance with their terms, as they may change from time to time.

•                                          Participation in the Retirement Saving Plan, generally applicable to salaried employees in the location in which you are primarily based, as it may change from time to time and in accordance with its terms.

•                                          Participation in the Employee Stock Purchase Plan, generally applicable to salaried employees in the location in which you are primarily based, as it may change from time to time and in accordance with its terms.

3.                                       In the event of your involuntary termination, other than for “cause,” your resignation following a significant diminution in pay or responsibilities, or relocation of you by the Company more than 50 miles from the Company’s current offices in Atlanta, Georgia, you will be eligible for the following severance benefits:

•                                          Eighteen months of salary continuance, including base and target bonus, at the applicable rate in effect at the time of termination.

•                                          Eighteen months of continuing fringe benefits to the extent plans pesmit continued participation. In any event, health and life insurance will continue for the period of your contractual severance and the COBRA election period will not commence until the expiration of that period.

4.                                       You agree that all inventions, improvements, trade secrets, reports, manuals, computer programs, systems, tapes and other ideas and materials developed or invented by you during the period of your employment with the Company, either solely or in collaboration with others, which relate to the actual or anticipated business or research of the Company, which result from or are suggested by any work you may do for the Company, or which result from use of the Company’s premises or the Company’s or its customers’ property (collectively, the “Developments”) shall be the sole and exclusive property of the Company. You hereby assign to the Company your entire right and interest in any Developments and will hereafter execute any documents in connection therewith that the company may reasonably request. This section does not apply to any inventions that you made prior to your employment by the Company, or to any inventions that you develop entirely on your own time without using any of the Company’s equipment, supplies, facilities or the Company’s or its customers’ confidential information and which do not relate to the Company’s business, anticipated research and developments or the work you have performed for the Company.

5.                                       Non-Compete. It is understood and agreed that the Employer is in the  water transmission products business. The nature and methods employed in the Employer’s business are such that the Employee will have substantial relationships with specific businesses and personnel, prospective and existing, vendors, contractors, customers, and employees of the Employer that result in the creation of customer goodwill. Therefore, following the termination of employment under this Agreement for any reason and continuing for a period of twelve (12) months from the date of such termination, so long as the Employer or any affiliate, successor or assigns thereof carries on the name or like business within the Restricted Area (defined as the states in which Mueller Water Products, Inc., Mueller Group, Inc. and U.S. Pipe operate in as of the Employee’s date of separation), Employee shall not, directly or indirectly, for himself or herself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise:

•                                          Call upon, solicit, write, direct, divert, influence, or accept business (either directly or indirectly) with respect to any account or customer or prospective customer of Employer or any corporation controlling, controlled by, under common control with, or otherwise related to Employer, including but not limited to Mueller Water Products, Inc., and its subsidiaries or any other affiliated companies; or

•                                          Hire away any independent contractors or personnel of Employer and/or entice any such persons to leave the employ of Employer or its affiliated entities without the prior written consent of Employer.

6.                                       Non-Disparagement. Following the termination of employment under this Agreement for any reason and continuing for so long as the Employer or any affiliate, successor or assigns thereof carries on the name or like business within the Restricted Area, neither Employer nor Employee shall, directly or indirectly, for himself or herself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise:

•                                          Make any statements or announcements or permit anyone to make any public statements or announcements concerning Employee’s reasons for termination with Employer without Employee’s consent, or

•                                          Make any statements that are inflammatory, detrimental, slanderous, or negative in any way to the interests of the Employer or its affiliated entities on the one hand, or Employee, on the other hand.

7.                                       As an inducement to the Company to make this offer to you, you represent and warrant that you are not a party to any agreement or obligation for personal services and that there exists no impediment or restraint, contractual or otherwise on your power, right or ability to accept this offer and to perform the duties and obligations specified herein.

8.                                       You acknowledge and agree that you will respect and safeguard the Company’s property, trade secrets and confidential information. You acknowledge that the Company’s electronic communication systems (such as email and voicemail) are maintained to assist in the conduct of the Company’s business and that such systems and data exchanged or stored thereon are Company property. In the event that you leave the employ of  the Company, you will not disclose any trade secrets or confidential information you acquired while an employee of the Company to any other person or entity, including without limitation, a subsequent employer, or use such infomation in any manner.

9.                                       Definition of “Cause” shall mean your (i) conviction or guilty plea of a felony involving fraud or dishonesty, (ii) theft or embezzlement of property from the company, (iii) willful and continued refusal to perform the duties of your position in all material respects (other than any such failure resulting from your incapacity due to physical or mental illness) that continues for more than 15 business days after the Company gives you written notice of the failure, specifying what duties you failed to perform and an opportunity to cure, or (iv) fraudulent preparation of financial information of the Company. This definition of “Cause” shall apply to any other document between the Company and you that does not have a definition of Cause.

10.                                 For purposes of this Agreement, a significant diminution in pay or responsibility shall not have occurred if (i) the amount of your bonus fluctuates due to performance considerations under the Company’s incentive plan in effect from time to time or (ii) you are transferred to a position of comparable responsibility and compensation with the Company carrying the title of Executive Vice President or greater.

11.                                 It is agreed and understood that this offer letter, if and when accepted, shall constitute our entire agreement with respect to the subject matter herein and shall supersede all prior agreements, discussions, understandings and proposals (written or oral) relating to your employment with the Company, Mueller Water Products, Inc., and any  related business unit.

Michael, these are exciting times for Mueller Water Products. We believe your experience and skills will significantly contribute to the growth and overall success of our business and truly look forward to your joining our Leadership Team.

Please let me know if you have any questions. We will keep this offer open until 5:00 p.m. May 7, 2007 and look forward to hearing your answer by that time. If you concur that this letter sets forth our mutual understanding of the terms of your employment, please call me with your acceptance (770-206-4242), sign a copy of this letter where indicated below and return to me in the envelope provided.

Very truly yours

/s/ Greg Hyland
Greg Hyland
President, Chairman and CEO

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Agreed and Accepted

/s/ Michael Vollkommer
Michael Vollkommer

May 2, 2007
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